CONTACT:
Michael Archer
Controller
Camden National Bank
(800) 860-8821
marcher@camdennational.com

FOR IMMEDIATE RELEASE

Camden National Corporation Announces a 9% Increase in its
Fourth Quarter 2017 Dividend; Provides Initial Estimate of Tax Bill Impact

CAMDEN, Maine, December 19, 2017 /PRNewswire/ -- Gregory A. Dufour, president and chief executive officer of Camden National Corporation (NASDAQ®: CAC; the "Company") announced today that the board of directors of the Company increased its fourth quarter 2017 dividend by $0.02 per share, or 9%, to $0.25 per share. The dividend is payable on January 31, 2018 to shareholders of record on January 15, 2018.
"Our strong financial performance has resulted in a solid capital base which allows for a 9% increase in our quarterly dividend rate and provides flexibility in the future," said Dufour. "We believe that our capital is also sufficient to absorb a write down of our deferred tax assets should current tax reform plans be adopted."
The Company currently estimates, based on September 30, 2017 financial data, that for every 1% decrease in the Federal corporate income tax rate, diluted earnings per share will decrease $0.06 - $0.08 per share. This is the result of a one-time capital charge related to the revaluation of its deferred tax assets once tax reform is passed. The Company's actual results may vary materially from the estimate due to uncertainties in this preliminary information.

About Camden National Corporation
Camden National Corporation (NASDAQ:CAC), headquartered in Camden, Maine, is the largest publicly traded bank holding company in Northern New England with $4.0 billion in assets and nearly 650 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 that offers an array of consumer and business financial products and services, accompanied by the latest in digital banking technology to empower customers to bank the way they want. Camden National Bank provides personalized service through a network of 60 banking centers, 76 ATMs, and lending offices in New Hampshire and Massachusetts, all complemented by 24/7 live phone support. Comprehensive wealth management, investment, and financial planning services are delivered by Camden National Wealth Management. To learn more, visit www.CamdenNational.com. Member FDIC.

Forward-Looking Statements
Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections and other statements, which are subject to numerous risks, assumptions and uncertainties. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as

“will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, changes in the interest rate environment, increased competitive pressures, operational risks including, but not limited to, cybersecurity, fraud and natural disasters, legislative and regulatory changes that adversely affect the business in which the Company is engaged, changes in the securities markets, and other risks and uncertainties disclosed from time to time in in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by other filings with the Securities and Exchange Commission ("SEC"). The Company does not have any obligation to update forward-looking statements.